Exhibit 4.1
WELLS FARGO & COMPANY

CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151(g) of the
General Corporation Law
of the State of Delaware

DIVIDEND EQUALIZATION PREFERRED SHARES
(Without Par Value)

     WELLS FARGO & COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, which authorizes the issuance of not more than 20,000,000 shares of Preferred Stock, without par value, and pursuant to authority conferred upon the Securities Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on [•], 2008, in accordance with Section 141(f) of the General Corporation Law:
     RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated October 2, 2008, the provisions of the Restated Certificate of Incorporation, the By-laws of the Corporation and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
     1. Designation.
          (a) The shares of such series of Preferred Stock shall be designated Dividend Equalization Preferred Shares (“DEPs”), and the number of shares constituting such series shall be 97,000.
          (b) DEPs redeemed, purchased or otherwise acquired by the Corporation or any of its subsidiaries (other than in a bona fide fiduciary capacity) shall be cancelled and may not be reissued. DEPs may be issued in fractional shares which are whole number multiples of one one-millionth of a share, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of DEPs.
          (c) DEPs shall, with respect to distributions upon the liquidation, winding-up and dissolution of the Corporation, rank (x) senior to the Common Stock for the

Liquidation Preference stated and defined in Section 3(a) below and (y) junior to each class or series of preferred stock issued in exchange for preferred stock of Wachovia Corporation established by the board of directors of Wachovia Corporation after September 1, 2001 and each class or series of preferred stock established by the Board of Directors after the date hereof.
     2. Dividends. DEPs shall not entitle the holders thereof to any dividends, whether payable in cash, property, stock or otherwise.
     3. Liquidation.
          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional DEPs shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to the DEPs upon liquidation, to be paid in full an amount per whole share of DEPs equal to $10.00 (the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of DEPs, the holders of DEPs as such shall have no right or claim to any of the remaining assets of the Corporation.
          (b) In the event the assets of the Corporation available for distribution to the holders of DEPs upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 3(a), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the DEPs upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the DEPs, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.
          (c) Upon the liquidation, dissolution or winding up of the Corporation, the holders of DEPs then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section 3 before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to the DEPs.
          (d) For the purposes of this Section 3, the consolidation or merger of, or binding statutory share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.
     4. Redemption, Conversion, Exchange.
          (a) The DEPs shall not be convertible or exchangeable. Other than as described in the next sentence, the DEPs shall not be redeemable. The DEPs shall be redeemable by the Corporation, at the Corporation’s option and in its sole discretion, for an amount in cash equal to the Liquidation Preference per share of DEPs, after December 31, 2021.

          (b) In case of redemption of less than all of the DEPs at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as determined by the Corporation in its sole discretion, provided that the Corporation may redeem all shares held by holders of fewer than 0.100 DEPs (or by holders that would hold fewer than 0.100 DEPs following such redemption) prior to its redemption of other DEPs.
          (c) Notice of any redemption shall be sent by or on behalf of the Corporation no less than 30 nor more than 60 days prior to the date specified for redemption in such notice (the “Redemption Date”), by first class mail, postage prepaid, to all holders of record of the DEPs at their last addresses as they appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any DEPs except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by applicable law or regulation or the rules of any exchange upon which the DEPs may be listed or admitted to trading, such notice shall state (1) that such redemption is being made pursuant to the redemption provisions of this Section 5, (2) the Redemption Date, (3) the redemption price, (4) the total number of DEPs to be redeemed and, if less than all shares held by such holder are to be redeemed, the number of such shares to be redeemed, and (5) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, including any procedures applicable to redemption to be accomplished through book-entry transfers. Upon the mailing of any such notice of redemption, the Corporation shall become obligated to redeem, on the Redemption Date, all shares called for redemption.
     5. Voting Rights. Except as otherwise required by applicable law or regulation or the rules of a securities exchange upon which the DEPs may be listed or quoted, holders of the DEPs shall have no voting rights.

     IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate of Designations to be signed by Barbara S. Brett, its Senior Vice President and Assistant Treasurer, and Laurel A. Holschuh, its Secretary, this [•] day of [•], 2008.

WELLS FARGO & COMPANY

By:

Barbara S. Brett, Senior Vice President
and Assistant Treasurer

Laurel A. Holschuh, Secretary